EXHIBIT 2

            INVESTMENT AGREEMENT


                  THIS AGREEMENT, made this 28th day of February, 1995, by and among Telesat Cablevision, Inc., a Florida corporation ("Telesat"), Cable LP III, Inc., a Florida corporation ("LP III"), Cable GP, Inc., a Florida corporation ("Cable GP") (Telesat, LP III and Cable GP are hereinafter collectively referred to as the "Telesat Entities"), Adelphia Communications Corporation, a Delaware corporation ("Adelphia"),
Olympus Communications, L.P., a Delaware limited partnership (the
"Partnership"), ACP Holdings, Inc., a Delaware corporation ("ACP"), and, solely with respect to Section 2.02 hereof, those shareholders of Adelphia listed on the signature pages hereto (the "Rigas
Shareholders").


SECTION 2.  PURCHASE OF ADELPHIA COMMON STOCK; BOARD
REPRESENTATION.

                  2.01   Purchase of Adelphia Common Stock.  At
the Closing on the Closing Date, Telesat or its Affiliate shall purchase from Adelphia and Adelphia shall issue to Telesat, One Million
(1,000,000) shares of Adelphia Common Stock at a price per share of Fifteen Dollars ($15.00) for an aggregate purchase price of Fifteen Million Dollars ($15,000,000). Concurrent with the execution of this Agreement, Telesat (or its Affiliate) and Adelphia are entering into (i) a Subscription Agreement relating to the purchase of the Adelphia
Common Stock hereunder in the form attached hereto as Exhibit C and
(ii) a Registration Rights Agreement relating to certain rights of Telesat to cause Adelphia to register such stock under the Securities Act of 1933 in the form attached hereto as Exhibit D.

                  2.02   Board Representation.  Upon the
completion of the purchase of the One Million (1,000,000) shares of
Adelphia Common Stock by Telesat hereunder and the issuance of the
Telesat Partnership Interest, the Rigas Shareholders agree that they shall, at any and all meetings of the stockholders of Adelphia thereafter at which directors will be elected, commencing with the first regularly scheduled annual shareholders' meeting after the Closing Date, vote a sufficient number of shares of Adelphia Common Stock owned by them to elect one nominee of Telesat to the board of directors of Adelphia.
Prior to such meeting, Adelphia shall deliver to L.J. Gelber all information provided to directors at the time such information is provided to the directors. Within ten (10) days after Telesat has been given notice of the scheduling of any meeting of the stockholders of Adelphia at which directors are to be elected, Telesat shall notify the Rigas Shareholders in writing of its nominee for election as a director of Adelphia which nominee shall be L.J. Gelber or any other individual who consents to such nomination, provided that any such other nominee shall be reasonably acceptable to the Rigas Shareholders.  In the absence of any such notification, it shall be presumed that Telesat's then nominee shall have been redesignated as its nominee. In the event that any Telesat nominee shall cease to serve as a director of Adelphia for any reason, Telesat shall have the right to appoint a successor nominee, subject to the terms of the second preceding sentence.  The Rigas Shareholders shall vote a sufficient number of shares of Adelphia Common Stock to ensure that such successor nominee is duly elected to Adelphia's board of directors.  This Section 2.02 and all of the agreements and obligations of the parties under this Section 2.02 shall terminate and be of no further force and effect (i) if the Telesat Entities and their Affiliates hold in the aggregate less than a 10% economic interest in the Partnership, or (ii) if Telesat and its Affiliates at any time hold in the aggregate less than One Million (1,000,000) shares of Adelphia Common Stock (other than solely as a result of a reverse stock split).
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                  IN WITNESS WHEREOF, the parties hereto have
caused this Agreement to be executed by their duly authorized corporate officers on the day and year first above written.

                     ADELPHIA COMMUNICATIONS CORPORATION

                     By: /s/ Timothy Rigas
                     Name:  Timothy Rigas
                     Title: Sr. Vice President


                     ACP HOLDINGS, INC.

                     By: /s/ Timothy Rigas
                     Name:  Timothy Rigas
                     Title: Vice President


                     OLYMPUS COMMUNICATIONS, L.P.

                     By:  ACP HOLDINGS, INC
                     Managing General Partner

                     By: /s/ Timothy Rigas
                     Name:  Timothy Rigas
                     Title: Vice President


                     TELESAT CABLEVISION, INC.

                     By: /s/ L. J. Gelber
                     L.J. Gelber
                     Chairman


                     CABLE LP III, INC.

                     By: /s/ L. J. Gelber
                     L.J. Gelber
                     President


                     CABLE GP, INC.

                     By: /s/ L. J. Gelber
                     L.J. Gelber
                     President



                     SOLELY WITH RESPECT TO
                     SECTION 2.02 HEREOF:

                     /s/ John J. Rigas
                     John J. Rigas


                     /s/ Michael J. Rigas
                     Michael J. Rigas


                     /s/ Timothy J. Rigas
                     Timothy J. Rigas


                     /s/ James P. Rigas
                     James P. Rigas
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            INVESTMENT AGREEMENT

                BY AND AMONG


TELESAT CABLEVISION, INC., CABLE GP, INC., CABLE LP III, INC.,
    ADELPHIA COMMUNICATIONS CORPORATION,
             ACP HOLDINGS, INC.
          CERTAIN SHAREHOLDERS OF
    ADELPHIA COMMUNICATIONS CORPORATION

                    AND

        OLYMPUS COMMUNICATIONS, L.P.